Exhibit 5.1

[COVINGTON & BURLING LETTERHEAD]

January 30, 2006

The GSI Group, Inc.

1004 E. Illinois Street

Assumption, Illinois 62510

Ladies and Gentlemen:

We are acting as counsel to The GSI Group, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-4, File No. 333-127529, as amended to the date hereof (as so amended, the “Registration Statement”) filed with the Securities and Exchange Commission, of (i) $110,000,000 in aggregate principal amount of 12% Senior Notes due 2013 (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Note Guarantees”) by GSI Holdings Corp., a Delaware corporation, which directly owns 100% of the Company’s capital stock (the “Note Guarantor”), to be issued pursuant to the Indenture, dated as of May 16, 2005 (the “Indenture”), among the Company, the Note Guarantor, and U.S. Bank National Association, as trustee (the “Trustee”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Exchange Notes have been duly authenticated by the Trustee as provided in the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Note Guarantor and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Registration Statement has become effective and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and have been duly issued and delivered by the Company in exchange for 12% Senior Notes due 2013 issued by the Company on May 16, 2005 (the “Original Notes”) of like aggregate principal amount, all in accordance with the exchange offer contemplated by the Registration Statement, and assuming compliance with the Securities Act, such Exchange Notes will constitute the valid and binding obligations of the Company and the related Note Guarantees will constitute the valid and binding obligations of the Note Guarantor, in each case enforceable against such party in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations,

COVINGTON & BURLING

or to the extent such provisions are contrary to public policy, or (iii) rights to collection of liquidated damages or penalties on overdue or defaulted obligations.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and reported judicial decisions interpreting these laws, applicable provisions of the Delaware Constitution, and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling